                                                                    EXHIBIT (12)
                  DAYTON HUDSON CORPORATION AND SUBSIDIARIES

              COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES
            FOR THE SIX MONTHS ENDED JULY 30, 1994 AND JULY 31, 1993
                 AND FOR THE FIVE YEARS ENDED JANUARY 29, 1994

                             (Millions of Dollars)



                                         Six Months Ended                 Fiscal Year Ended
                                        -----------------   --------------------------------------------
                                        Jul 30,   Jul 31,   Jan 29,   Jan 30,   Feb 1,   Feb 2,   Feb 3,
                                          1994      1993      1994      1993     1992     1991     1990
                                        --------  -------   --------  --------  -------  -------  -------
Earnings:
  Consolidated net earnings...........    $  88     $  54    $  375    $  383    $ 301   $  412    $ 410
  Income taxes........................       57        32       232       228      171      249      268
                                          -----     -----    ------    ------    -----   ------    -----
    Total earnings....................      145        86       607       611      472      661      678
                                          -----     -----    ------    ------    -----   ------    -----
Fixed charges:
  Interest expense....................      217       231       459       454      421      333      283
  Dividends on preferred stock
   (pre-tax basis)....................       19        19        39        39       39       39        2
  Interest portion of rental expense..       25        21        45        43       39       46       45
                                          -----     -----    ------    ------    -----   ------    -----
    Total fixed charges...............      261       271       543       536      499      418      330
Less:
  Dividends on preferred stock
   (pre-tax basis)....................      (19)      (19)      (39)      (39)     (39)     (39)      (2)
  Capitalized interest................       (3)       (3)       (5)       (6)     (11)      (8)     (10)
                                          -----     -----    ------    ------    -----   ------    -----
    Fixed charges in earnings.........      239       249       499       491      449      371      318
                                          -----     -----    ------    ------    -----   ------    -----
Earnings available for fixed charges..    $ 384     $ 335    $1,106    $1,102    $ 921   $1,032    $ 996
                                          =====     =====    ======    ======    =====   ======    =====
Ratio of earnings to fixed charges....     1.47      1.24      2.04      2.06     1.85     2.47     3.02
                                          =====     =====    ======    ======    =====   ======    =====
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